Amendment No.1 to Pricing Supplement No.5 dated March 2, 1999 Amending Pricing Supplement No.5, dated January 15, 1999

(To Prospectus dated August 20, 1996 and               Rule 424(b)(3)
   Prospectus Supplement dated August 20, 1996)        File No. 33-35219

Maytag Corporation
Medium-Term Notes, Series B, Fixed Rate

-Trade Date:  January 12, 1999          -Original Issue Date:  January 26, 1999
-Principal Amount:  $24,000,000         -Net Proceeds to Issuer:  $24,000,000
-Paying Agent:The First National        -Authorized Denominations: $1,000
           Bank of Chicago
-Issue Price:  100%                     -Regular Record Dates:  Fifteenth day
                                         preceding each Interest Payment Date
-Interest Rate:  6.00
-Interest Payment Dates:  Monthly on
 the 26th of each month - commencing    - Overdue Rate: N/A
each month - commencing February 26,    - CUSIP: 57859HBN3
1999(or, if any such date is not a
Business Day, on the first Business
Day following such date)
-Stated Maturity:  January 26, 2009

-Form: X  Book-Entry               -Depositary:  The Depository Trust Company
      ___ Certificated             -Sinking Fund: No
                                   -Amortizing Note:  No
-Optional Redemption:         The Notes cannot be redeemed prior to maturity
                        X     The Notes may be redeemed prior to maturity

     -Initial Redemption Date;
     Other Redemption Dates:  Option to redeem in whole on January 26, 2001 and the 26th day of each month thereafter up to but excluding the Stated Maturity (or, if such date is not a Business Day, on the Business Day following such date)

     - Redemption Price: 100% plus accrued and unpaid interest to but excluding the date of redemption

-Option to Elect Repayment:
              X     The Notes cannot be repaid prior to maturity
                    The Notes can be repaid prior to maturity at the option of the holder
     -Optional Repayment Price(s):
     -Optional Repayment Date(s):

-Original Issue Discount Note:     ____ Yes
                                     X  No

     Total Amount of OID:
     Original Yield to Maturity:
     Initial Accrual Period OID:





     Issue Price:

-Name of Agent:  Salomon Smith Barney Inc.
-Capacity: ____Agent   X   Principal
-If as principal:   X    The Notes are being offered at varying prices related
                         to prevailing market prices at the time of resale.

                  ____ The Notes are being offered at a fixed Initial public offering price ____% of Principal Amount. The Notes are being reoffered to dealers with a reallowance not to exceed ___% of the Commission or Fee.

Other Provisions:                       Annex Attached:  ____


C:\ELINK\FILING\REV424B3.399   March 2, 1999 (12:49pm)